Exhibit 10.1

AMIS HOLDINGS, INC.
Amended and Restated 2000 Equity Incentive Plan

Stock Option Agreement
(Nonstatutory Stock Option)

     Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, AMIS HOLDINGS, INC., a Delaware corporation (the “Company”), has granted you an option under its 2000 Equity Incentive Plan (as amended and restated, the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

     The details of your option are as follows:

     1.     Vesting.   Subject to the limitations contained herein, your option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

     2.     Number of Shares and Exercise Price.   The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

     3.     Method of Payment.   Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or, to the extent permitted by the Committee, by one of the following methods: (i) pursuant to a broker-assisted cashless exercise program or (ii) by delivery to the Company of other Common Stock that has been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

     4.     Whole Shares.   You may exercise your option only for whole shares of Common Stock.

     5.     Securities Law Compliance.   Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

     6.     Term.   You may not exercise your option before the commencement of its term or after its term expires. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

              (a)     as of the date of the termination of your Continuous Service if such termination is for Cause;

              (b)     three months after the termination of your Continuous Service for any reason other than for Cause or your Disability or death, provided that if during any part of such three-month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three months after the termination of your Continuous Service;

              (c)     12 months after the termination of your Continuous Service due to your Disability;

              (d)     18 months after your death if you die either (i) during your Continuous Service or (ii) within 3 months after your Continuous Service terminates;

              (e)     the Expiration Date indicated in your Grant Notice; or

              (f)     the day before the tenth anniversary of the Date of Grant.

     7.     Exercise.

              (a)     You may exercise the vested portion of your option during its term by delivering a notice of exercise in a form designated by the Company (which may be electronic) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

              (b)     By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option or (ii) the disposition of shares of Common Stock acquired upon such exercise.

     8.     Transferability.   Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

     9.     Option not a Service Contract.   Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

     10.     Withholding Obligations.

              (a)     At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

              (b)     Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a fair market value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

              (c)     You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock.

     11.     Notices.   Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

     12.     Governing Plan Document.   Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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